Exhibit (m)(78)

FORM OF

DISTRIBUTION AND SERVICE PLAN

Variable Insurance Products Fund IV: Investor Freedom 2015 Portfolio

1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") of Investor Freedom 2015 Portfolio (the "Fund"), a series of Variable Insurance Products Fund IV (the "Trust").

2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor"), a wholly-owned subsidiary of Fidelity Management & Research Company ("FMR"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund's shares of beneficial interest ("Shares"). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public. It is recognized that Strategic Advisers, Inc. ("Strategic Advisers"), an affiliate of FMR, and/or FMR may use its revenues, including management fees paid to Strategic Advisers by the Fund, or fees paid to FMR by Strategic Advisers out of such management fees, as well as its past profits or its resources from any other source, to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Shares of the Fund, including the activities referred to above.

3. Strategic Advisers and/or FMR directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Shares of the Fund or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4. The Fund will not make separate payments as a result of this Plan to Strategic Advisers, FMR, the Distributor or any other party, it being recognized that the Fund presently pays, and will continue to pay, a management fee to Strategic Advisers. To the extent that any payments made by the Fund to Strategic Advisers, including payment of management fees, out of which management fees Strategic Advisers may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Fund within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

5. This Plan shall become effective upon approval by a vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

6. This Plan shall, unless terminated as hereinafter provided, remain in effect until April 30, 200_, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Fund to finance any activity primarily intended to result in the sale of Shares of the Fund, to increase materially the amount spent by the Fund for distribution shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 6.

7. This Plan may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund.

8. During the existence of this Plan, the Trust shall require Strategic Advisers and/or FMR and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares of the Fund (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9. This Plan does not require Strategic Advisers, FMR or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Fund.

10. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by the Fund pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to the Fund and its assets and shall not constitute an obligation of any shareholder of the Trust, series of the Trust, or class of such series.

11. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.